UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

Apollo Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00646	52-2439556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 14th Floor, New York, NY 10019

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 515-3450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 9.01 Financial Statements & Exhibits

On May 29, 2007, Apollo Investment Corporation issued a press release announcing its financial results for the quarter and fiscal year ended March 31, 2007. The text of the press release is included in Item 9.01 to this Form 8-K.

Apollo Investment Corporation

Announces Quarter and Fiscal Year Ended March 31, 2007 Financial Results

NEW YORK—May 29, 2007—Apollo Investment Corporation (NASDAQ: AINV) today announced financial results for its quarter and fiscal year ended March 31, 2007.

HIGHLIGHTS:

Investment Portfolio: $2.35 billion

Net Assets: $1.85 billion

Net Asset Value per share: $17.87

QUARTER ENDED MARCH 31, 2007 OPERATING RESULTS (in thousands, except per share amounts):

Net income: $102,767

Net income per share: $1.04

Net investment income excluding accrual for net realized gain incentive fee: $42,993

Net investment income per share excluding accrual for net realized gain incentive fee: $0.44

Net investment income after deducting accrual for net realized gain incentive fee: $21,728

Net investment income per share after deducting accrual for net realized gain incentive fee: $0.22

Net realized gains: $106,599

Net realized gains per share: $1.08

Net change in unrealized appreciation: ($25,560)

Net change in unrealized appreciation per share: ($0.26)

Dividends to shareholders per share: $0.51

FISCAL YEAR ENDED MARCH 31, 2007 OPERATING RESULTS (in thousands, except per share amounts):

Net income: $312,166

Net income per share: $3.64

Net investment income excluding accrual for net realized gain incentive fee: $146,584

Net investment income per share excluding accrual for net realized gain incentive fee: $1.71

Net investment income after deducting accrual for net realized gain incentive fee: $125,318

Net investment income per share after deducting accrual for net realized gain incentive fee: $1.46

Net realized gains: $132,882

Net realized gains per share: $1.55

Net change in unrealized appreciation: $53,966

Net change in unrealized appreciation per share: $0.63

Dividends to shareholders per share: $1.93

QUARTER ENDED MARCH 31, 2007 PORTFOLIO ACTIVITY:

Cost of investments during the period: $432 million

Investment sales and prepayments during the period: $349 million

FISCAL YEAR ENDED MARCH 31, 2007 PORTFOLIO ACTIVITY:

Cost of investments during the period: $1.45 billion

Investment sales and prepayments during the period: $845 million

Conference Call at 10:00 a.m. ET on May 30, 2007

The company will host a conference call at 10:00 am eastern time on May 30, 2007 to discuss fiscal year financial results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference “conference ID #8773638” or “Apollo Investment Corporation". An archived replay of the call will be available through June 13, 2007 by calling (877) 519-4471. International callers please dial (973) 341-3080. For the replay, please reference digital pin #8773638.

Portfolio and Investment Activity

During our fiscal year ended March 31, 2007, we invested $1.45 billion, across 24 new and several existing portfolio companies. This compares to investing $1.1 billion in 26 new and several existing portfolio companies for the previous fiscal year ended March 31, 2006. Investments prepaid during the fiscal years ended March 31, 2007 and March 31, 2006 totaled $725 million and $145 million, respectively. In addition, investments sold during the fiscal years ended March 31, 2007 and March 31, 2006 totaled $120 million and $307 million, respectively.

At March 31, 2007, our net portfolio consisted of 57 portfolio companies and was invested 61% in subordinated debt, 4% in preferred equity, 9% in common equity and warrants and 26% in senior secured loans versus 46 portfolio companies invested 60% in subordinated debt, 2% in preferred equity, 7% in common equity and 31% in senior secured loans at March 31, 2006.

The weighted average yields on our subordinated debt portfolio, senior secured loan portfolio and total debt portfolio were 13.5%, 12.3% and 13.1%, respectively, at March 31, 2007. At March 31, 2006, the yields were 13.6%, 12.2%, and 13.1%, respectively.

During the quarter, we selectively invested $432 million across eight new and five existing portfolio companies with both new and existing sponsor relationships. Our average debt investment for the quarter exceeded $35 million. Investments prepaid during the quarter totaled $288 million. We also sold or reduced our positions in several investments opportunistically. Investment sales totaled $61 million. Overall portfolio credit quality remains strong with no new loans on non-accrual status during the quarter.

In addition and pursuant to a sale and purchase agreement dated as of January 24, 2007, along with the GS Funds, GS Prysmian (including Apollo Investment’s position in GS Prysmian Co-Invest LP) agreed to sell its remaining equity securities it owned in Prysmian (Lux) Sarl to a newly created entity for cash and new equity securities consideration totaling €85.6 million. This resulted in a $107.6 million realized capital gain included within our Statement of Operations. Apollo Investment is the sole limited partner of GS Prysmian Co-Invest L.P. ("GS Prysmian"), a limited partnership established under the laws of the Cayman Islands. Apollo Investment, through its limited partnership interest in GS Prysmian, indirectly owns approximately 4% of the common shares of Prysmian SpA (PRY. MI) (“Prysmian”), which commenced trading publicly in Milan on May 3, 2007, at €15 per share (for a total implied equity capitalization of approximately €2.7 billion as of May 3, 2007). Based on the IPO price, Apollo Investment’s position in GS Prysmian Co-Invest L.P. is currently valued at approximately €114 million. Apollo Investment’s shares in Prysmian owned through GS Prysmian are subject to a 180-day lock-up arrangement. After the 180-day lock-up period expires, the GS Prysmian partnership will dissolve and Apollo Investment will own its shares in Prysmian directly.

Also subsequent to quarter end on April 16, 2007, a press release was issued announcing that Innkeepers USA Trust (“Innkeepers”), a hotel real estate investment trust and a leading owner of upscale extended-stay hotel properties throughout the United States, including Residence Inns, Summerfield Suites and Hampton Inns, has entered into a definitive agreement to be acquired by Apollo Investment Corporation through an affiliate for $17.75 per share in cash, plus the assumption of Innkeepers indebtedness. In connection with such transaction, we made a commitment of up to $200 million in common and preferred equity and agreed to pay certain fee obligations of the purchaser under certain circumstances. The transaction is subject to the approval of the common shareholders of Innkeepers and other customary closing conditions and is expected to close in the second quarter of 2007.

“We continue to benefit from our strong relationships with middle market sponsors and with commercial and investment banks in attracting investment opportunities in a highly competitive marketplace,” said John J. Hannan, Chairman and Chief Executive Officer. “Total invested capital since our IPO now exceeds $3.4 billion and has generated an IRR in excess of 21%. Accordingly, we are extremely pleased with these results and remain well-positioned with significant capital resources and good dividend visibility heading into fiscal 2008.”

RESULTS OF OPERATIONS

Results comparisons are for the quarters ended March 31, 2007 and March 31, 2006 and the fiscal years ended March 31, 2007 and March 31, 2006.

Investment Income

For the quarters ended March 31, 2007 and March 31, 2006, gross investment income totaled $75.3 million and $42.5 million, respectively. For the fiscal years ended March 31, 2007 and March 31, 2006, gross investment income totaled $266.1 million and $152.8 million, respectively. The continued increase in gross investment income for the quarters ended March 31, 2007 and 2006 and the fiscal years 2007 and 2006 was primarily due to the growth of our investment portfolio as compared to the previous fiscal period. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

For the quarters ended March 31, 2007 and March 31, 2006, net expenses totaled $53.1 million and $19.8 million, respectively. Of which, $32.0 million and $5.7 million, respectively, were performance-based incentive fees and $7.7 million and $6.0 million, respectively, were interest and other credit facility expenses. For the fiscal years ended March 31, 2007 and 2006, net expenses totaled $139.7 million and $63.7 million, respectively. Of which $57.9 million and $22.3 million, respectively, were performance-based incentive fees and $34.4 million and $13.0 million, respectively, were interest and other credit facility expenses. Expenses exclusive of performance-based incentive fees and interest and other credit facility expenses for the quarters ended March 31, 2007 and March 31, 2006 were $13.4 million and $8.2 million, respectively. For the years ended March 31, 2007 and March 31, 2006, expenses exclusive of performance-based incentive fees and interest and other credit facility expenses were $47.4 million and $28.4 million, respectively. Of these expenses, general and administrative expenses totaled $1.8 million and $1.0 million, respectively, for the quarters ended March 31, 2007 and 2006 and $6.8 million and $5.0 million, respectively, for the fiscal years ended March 31, 2007 and 2006. Excise tax expense totaled $0.4 million and $0, respectively, for the quarters ended March 31, 2007 and March 31, 2006 and $1.1 million and $0, respectively, for the fiscal years ended March 31, 2007 and March 31, 2006. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increase in net expenses from fiscal 2006 to fiscal 2007 was primarily related to an accrual of $21.3 million in net realized capital gain incentive fees and an increase in base management fees and other general and administrative expenses related to the growth of our investment portfolio as compared to the previous period.

Net Investment Income

The Company’s net investment income totaled $21.7 million and $22.7 million, respectively for the quarters ended March 31, 2007 and 2006 and $125.3 million and $89.1 million, respectively, for the fiscal years ended March 31, 2007 and 2006. Due to significant gains realized during the quarter and fiscal year ended March 31, 2007, a net realized capital gains based incentive fee of $21.3 million was accrued within operating expenses lowering net investment income during those periods. The amount actually payable by the Company will be determined as-of the end of the calendar year.

Net Realized Gains

The Company had investment sales and prepayments totaling $349 million and $91 million, respectively, for the quarters ended March 31, 2007 and 2006 and $845 million and $452 million, respectively, for the fiscal years ended March 31, 2007 and 2006. Net realized gains for the quarters ended March 31, 2007 and 2006 were $106.6 million and $0.3 million, respectively and $132.9 million and $11.2 million, respectively, for the fiscal years ended March 31, 2007 and 2006. The increase in net realized gains from fiscal year 2006 to fiscal year 2007 was primarily due to a gain of $107.6 million realized from GS Prysmian Co-Invest LP (pursuant to a sale and purchase agreement dated as of January 24, 2007, along with the GS Funds, GS Prysmian Co-Invest LP agreed to sell its remaining equity securities it owned in Prysmian (Lux) Sarl to a newly created entity for cash and equity securities consideration totaling €85.6 million).

Net Unrealized Appreciation on Investments and Foreign Currencies

For the quarters ended March 31, 2007 and March 31, 2006, net unrealized appreciation on the Company’s investments, foreign currencies and other assets and liabilities decreased $25.6 million and increased $19.3 million, respectively. For the fiscal years ended March 31, 2007 and 2006, net unrealized appreciation on the Company’s investments, foreign currencies and other assets and liabilities increased $54.0 million and $20.1 million, respectively. The decrease in net unrealized appreciation was primarily due to the reversal of significant unrealized gains on GS Prysmian Co-Invest LP during the quarter ended March 31, 2007. At March 31, 2007, net unrealized appreciation totaled $92.2 million of which $21.6 million was attributable to net unrealized depreciation on our bank debt/senior secured debt and $113.8 million was attributable to net unrealized appreciation on our subordinated debt, preferred stock and private equity (after considering the effects of foreign currency borrowing/hedging for our non-U.S. investments).

Net Increase in Net Assets From Operations

For the quarters ended March 31, 2007 and March 31, 2006, the Company had a net increase in net assets resulting from operations of $102.8 million and $42.3 million, respectively. For the fiscal years ended March 31, 2007 and 2006, the Company had a net increase in net assets resulting from operations of $312.2 million and $120.4 million, respectively. The net change in net assets from operations per share was $1.04 and $0.65, respectively, for the quarters ended March 31, 2007 and 2006 and $3.64 and $1.90, respectively, for the years ended March 31, 2007 and 2006.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated primarily through its senior secured, multi-currency, five-year, revolving credit facility maturing in April 2011 as well as from cash flows from operations, including investment sales and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. During the quarter ended March 31, 2007, we closed on a follow-on equity offering and, including the underwriters’ over-allotment option, issued 20.7 million shares of common stock receiving $443 million in net proceeds. We also increased our total commitments under our multi-currency, revolving credit facility during the quarter to $1.7 billion. The interest rate applicable to borrowings remains at LIBOR plus 100 basis points. At March 31, 2007, the Company has $492 million in borrowings outstanding and had $1.208 billion available for its use. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments. The Company may also further access $300 million of additional credit commitments available to it under the terms of its existing credit facility and as the Company’s equity capital base grows. The primary use of funds will be investments in portfolio companies, cash distributions to our shareholders and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the fiscal years ended March 31, 2007, 2006 and for the period April 8, 2004 (commencement of operations) through March 31, 2005 totaled $168.4 million or $1.93 per share, $102.7 million or $1.63 per share, and $30.2 million or $0.485 per share, respectively. The following table summarizes our quarterly dividends paid to shareholders for the fiscal years ended March 31, 2007, 2006 and 2005, respectively:

Declared Dividends
Fiscal Year Ending March 31, 2007
Fourth Fiscal Quarter	$0.510
Third Fiscal Quarter	$0.500
Second Fiscal Quarter	$0.470
First Fiscal Quarter	$0.450

Fiscal Year Ending March 31, 2006
Fourth Fiscal Quarter	$0.450
Third Fiscal Quarter	$0.440
Second Fiscal Quarter	$0.430
First Fiscal Quarter	$0.310

Fiscal Year Ending March 31, 2005
Fourth Fiscal Quarter	$0.260
Third Fiscal Quarter	$0.180
Second Fiscal Quarter	$0.045

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	March 31, 2007	March 31, 2006
Assets
Investments, at fair value (cost—$2,244,400 and $1,520,025, respectively) (1)	$2,348,981	$1,556,698
Cash equivalents, at value (cost—$1,089,792 and $898,374, respectively)	1,089,792	898,374
Cash	7,326	5,506
Foreign currency (cost—$832 and $1,078, respectively)	834	1,079
Interest receivable	35,217	24,827
Receivable for investments sold	28,248	17,261
Receivable for commitment fee	—	812
Dividends receivable	6,987	173
Prepaid expenses and other assets	5,833	6,344

Total assets	$3,523,218	$2,511,074

Liabilities
Payable for investments and cash equivalents purchased	$1,134,561	$940,874
Credit facility payable	492,312	323,852
Management and performance-based incentive fees payable	43,579	12,850
Interest payable	1,848	1,300
Accrued administrative expenses	200	453
Unrealized depreciation on forward foreign currency contract	—	363
Other accrued expenses	970	1,527

Total liabilities	$1,673,470	$1,281,219

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 103,508 and 81,192 issued and outstanding, respectively	$104	$81
Paid-in capital in excess of par	1,673,191	1,198,137
Distributions in excess of net investment income	(16,283)	(7,653)
Accumulated net realized gain	100,494	1,014
Net unrealized appreciation	92,242	38,276

Total Net Assets	$1,849,748	$1,229,855

Total liabilities and net assets	$3,523,218	$2,511,074

Net Asset Value Per Share	$17.87	$15.15

(1)	None of our portfolio companies are controlled by or affiliated to the Company as defined by the Investment Company Act of 1940.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2007	2006	2007	2006
INVESTMENT INCOME:
Interest	$71,794	$41,623	$245,348	$139,376
Dividends	2,003	114	18,021	3,656
Other Income	1,458	716	2,732	9,795

Total Investment Income	75,255	42,453	266,101	152,827

EXPENSES:
Management fees	$11,565	$7,186	$40,569	$23,408
Performance-based incentive fees	32,014	5,663	57,912	22,285
Interest and other credit facility expenses	7,711	5,970	34,375	12,950
Administrative services expense	435	396	2,437	1,470
Insurance expense	201	208	819	844
Other general and administrative expenses	1,218	398	3,700	2,777

Total expenses	53,144	19,821	139,812	63,734

Expense offset arrangement	(46)	(20)	(128)	(50)

Net expenses	53,098	19,801	139,684	63,684

Net investment income before excise taxes	22,157	22,652	126,417	89,143
Excise tax expense	(429)	—	(1,099)	—

Net investment income	$21,728	$22,652	$125,318	$89,143

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	116,324	1,596	149,653	7,146
Foreign currencies	(9,725)	(1,323)	(16,771)	4,019

Net realized gain	106,599	273	132,882	11,165

Net change in unrealized gain (loss):
Investments and cash equivalents	(33,666)	22,516	67,908	19,428
Foreign currencies	8,106	(3,170)	(13,942)	651

Net change in unrealized gain (loss)	(25,560)	19,346	53,966	20,079

Net realized and unrealized gain from investments, cash equivalents and foreign currencies	81,039	19,619	186,848	31,244

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$102,767	$42,271	$312,166	$120,387

EARNINGS PER COMMON SHARE	$1.04	$0.65	$3.64	$1.90

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INVESTMENT CORPORATION

Date: May 31, 2007	By:	/s/ Richard L. Peteka
	Name:	Richard L. Peteka
	Title:	Chief Financial Officer & Treasurer